Exhibit 5.4

HUGHES, FIELDS & STOBY

ATTORNEYS-AT-LAW

Patent and Trademark Agents

Est: 1972

April 6, 2021.

Noble Finance Company

Noble Drilling (Guyana) Inc.

Ladies and Gentlemen:

This opinion is being delivered to you in connection with the Registration Statement on Form S-1 (the “Registration Statement”) filed with the U.S. Securities and Exchange Commission in connection with the resale of certain of the 11%/ 13%/ 15% Senior Secured PIK Toggle Notes due 2028 (the “Notes”) previously issued by NOBLE FINANCE COMPANY, a company incorporated in the Cayman Islands as an exempted company with limited liability (“Finco”), which are guaranteed by Noble Drilling (Guyana) Inc., a private limited liability company with share capital organized in Guyana (the “Company”).

We have acted as Guyana counsel to the Company in connection with the Registration Statement. In so acting we have examined an executed copy of the following documents, each of which, unless otherwise noted, is dated as of the date hereof:

(a)	The Registration Statement;

(b)

The Indenture dated as of February 5, 2021 (the “Indenture”), among Finco, the Guarantors (as defined by the Indenture, including but not limited to Noble Drilling (Guyana) Inc.), U.S. BANK NATIONAL ASSOCIATION, a national banking association, as the collateral agent, and as the trustee;

(c)	The Certificate and Articles of Incorporation of the Company;

(d)	The by-laws of the Company.

The documents listed in clauses (b) to (d) above, are collectively referred to as the “Opinion Documents”. In addition, we have examined such other documents, records, and matters of law as we have deemed necessary for the purposes of the opinions hereinafter expressed.

HADFIELD CHAMBERS, 62 HADFIELD & CROSS STREETS, GEORGETOWN, DEMERARA, GUYANA, SOUTH AMERICA.

Tel: 592 226 4978, 592 227 4629 . Fax: 592 225 7996 . Email: hfslaw@guyanalaw.net. Website: www.guyanalaw.net

For the purposes of this opinion, we have assumed:

(a)	The genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to original documents of all such documents submitted to us as copies; and

(b)

That the Opinion Documents expressed to be governed by New York law, and/or any other applicable Foreign Law (such term to include all laws except for the Laws of Guyana) constitute legal, valid and binding obligations of each party thereto, and are enforceable in accordance with their respective terms under the laws of the State of New York and/or any other applicable Foreign Law.

We are qualified to render opinions only as to the laws of Guyana applicable therein, and we express no opinion as to the laws of any other jurisdiction.

Based upon and relying upon the foregoing (and subject to the assumptions and reservations contained herein), we are of the opinion that:

1.

Status: The Company (a) is a limited liability company duly organized, validly existing and in good standing under the laws of Guyana and (b) has full power and authority, and holds all requisite governmental licenses, permits, authorizations, consents, filings, registrations, and other approvals under the laws of Guyana to enter into and perform its obligations under the Indenture.

2.

Due Authorization: The execution, delivery and performance by the Company of each of the Opinion Documents executed by it are within the Company’s powers and have been duly authorized by all necessary company action.

3.	Non-Contravention: The execution, delivery and performance by the Company of each of the Opinion Documents executed or to be executed by it do not:

(a)	Contravene any of the Company’s organizational documents; or

(b)	Contravene any (i) Guyana law or governmental regulation binding on or affecting the Company, or (ii) Guyana court order or decree binding on or affecting the Company.

The opinions set out above are subject to the following qualifications:

(a)	Rights and obligations may be limited by insolvency, liquidation, arrangement and other similar laws of Guyana, of general application affecting the rights of creditors.

(b)	Equitable remedies such as injunctions and orders for specific performance are discretionary and will not normally be available where damages are considered an adequate remedy.

This opinion is furnished to you and may not be used or relied upon by any other person or for any other purpose other than as contemplated in the Indenture.

This opinion is limited to the laws of Guyana as currently in effect, and no opinion is expressed with respect to such laws as subsequently amended, or any other laws, or any effect that such amended or other laws may have on the opinions expressed herein. This opinion is limited to matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein. This opinion is given as of the date hereof, and we undertake no obligation to advise you of any changes in applicable laws after the date hereof or of any facts that might change the opinion expressed herein that we may become aware of after the date hereof.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Legal Matters” in the Registration Statement.

Yours faithfully,

HUGHES, FIELDS & STOBY

Per:

/s/ C.A. Nigel Hughes
C.A. Nigel Hughes
Attorney-at-Law.